Exhibit 3.2

AMENDMENT NO. 1 TO
AMENDED AND RESTATED BYLAWS
OF
VITESSE SEMICONDUCTOR CORPORATION
The Amended and Restated Bylaws (the “Bylaws”) of Vitesse Semiconductor Corporation, a Delaware corporation (the “Corporation”), are hereby amended as follows:
1.    Section 2.08 of Article 2 of the Bylaws is amended and restated in its entirety to read as follows:
“Section 2.08. Conduct and Notice of Business.
The Chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.
At any special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the written request for such special meeting delivered in accordance with Section 2.03 or (b) by or at the direction of the board of directors.
At any annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the board of directors or (b) by any stockholder of the corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 2.08, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 2.08. For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the date that is one year from the date of the prior year’s annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (c) the class and number of shares of the corporation which are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the corporation, (e) any material interest of the stockholder or a Stockholder Associated Person in such business, and (f) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (c) and (d) above as of the record date for notice of the meeting. For purposes of this Section 2.08, a “Stockholder Associated Person” of any stockholder shall mean (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y). Notwithstanding anything in the bylaws to the contrary, no business shall be conducted at an annual meeting of stockholders except in accordance with the procedures set forth in this Section 2.08. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.08, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.08.”
2.    A new Article 10 to the Bylaws is hereby added, which Article 10 shall read as follows:
“ARTICLE 10
FORUM FOR ADJUCICATION OF DISPUTES
Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.”
3.    Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY
I, the undersigned, do hereby certify:
(1)    that I am the duly elected and acting Secretary of Vitesse Semiconductor Corporation, a Delaware corporation (the “Corporation”); and
(2)    that the foregoing amendment to the Corporation’s Amended and Restated Bylaws, constituting two (2) pages, has been duly adopted by the Board of Directors of the Corporation at a duly noticed meeting held on May 8, 2014.
IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 8th day of May, 2014.
/s/ Joyce Sheehan

Joyce Sheehan, Secretary

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